DEFENSE TECHNOLOGIES INTERNATIONAL CORP. (DTII)

Passive Portal
at
Coastal Carolina University

Del Mar, California (July 07, 2021) – Defense Technologies International Corp. (OTC: DTII) (the Company) and Passive Security Scan Inc. (the Subsidiary); innovative providers of security technology and systems with broad and diverse applications, announce the installation of its Passive Portal at a SC University.

The Company is pleased to announce the Agreement between CAF Chanticleer Athletic Foundation of the Coastal Carolina University, Conway SC for the Installation of its Zero Emission Passive Portal Walk-Through Weapons Detector, on the grounds of the Coastal Carolina University in late July.

Mr. Merrill Moses, our President and CEO as well as Mr. David King, our Eastern Seaboard Representative will travel to South Carolina for the scheduled installation and Press Ceremony at the University grounds.

This First Installation of our Passive Portal was made possible through the services of Jonathan Silver of Cumulus Media which is in charge of organizing the two-day event at the University. A Video Company and Photographer will be present to memorialize the event.

"After years of development and life interrupted by the Covid Pandemic, I am very pleased and excited to finally be present at the installation of our Passive Portal that brings more safety and a sense of ‘Peace’ to all involved at the Coastal Carolina University grounds. This is the long-awaited for start of introducing our ‘Zero-Emission’ Passive Portal Weapons detector to the public.” Says President Merrill Moses.

About DTII and its subsidiary ‘Passive Security Scan, Inc’ (PSSI).

PSSI is a private Utah Corporation and Subsidiary of Defense Technologies International Corp. (DTII). Passive Security Scan Inc. was formed to bring our Passive Scanning Technology™ and our Passive Portal™ weapons and the EBT elevated temperature detection systems to the market, to improve public safety with a system specifically designed for public and private schools, sports arenas, and other public venues. The Passive Scanning Technology™ was developed in 2005 and has been continually improved upon with the newest technological advances. The ‘Zero-Emission’ Passive Portal™ gateway is our newest model in production and ready for the market.

Forward-Looking Statements This news release contains certain statements that may be deemed "forward- looking" statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects", "plans", "anticipates", "believes", "intends", "estimates", "projects", "potential" and similar expressions, or that events or conditions "will", "would", "may", "could" or "should" occur. Although the Company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are no guarantees of future performance and actual results may differ materially from those in forward looking statements. Forward looking statements are based on the beliefs, estimates and opinions of the Company's management on the date the statements are made. Except as required by law, the Company undertakes no obligation to update these forward-looking statements in the event that management's beliefs, estimates or opinions, or other factors, should change.

Contact: Defense Technologies International

Merrill W. Moses, President & CEO

Phone: 800 520-9485 - email: dtii@defensetechnologiesintl.com http://www.defensetechnologiesintl.com/